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                                                                   Exhibit 28(b)



                                                                         N E W S


                    KOGER EQUITY, INC. ANNOUNCES THE MERGER
                           WITH KOGER PROPERTIES INC.


JACKSONVILLE, FL, December 22, 1993 -- Koger Equity, Inc. (AMEX:KE) announced that the merger of Koger Properties, Inc. ("KPI") with and into Koger Equity, Inc. became effective Tuesday, December 21, 1993.

In the merger, KE acquired 93 completed office buildings located in 20 Koger Centers. In addition, KE acquired KPI's remaining debt and equity interests in The Koger Partnership, Ltd., approximately 296 acres of unimproved land suitable for development generally located adjacent to Koger Centers, and 1,781,419 shares of KE common stock. Under the terms of the merger, KE assumed approximately $177 million of indebtedness of KPI secured by mortgages on the acquired buildings. Furthermore, KE will issue approximately 6.2 million additional shares of its common stock to the unsecured creditors and debt security holders of KPI, and 644,000 warrants to purchase KE common stock to the shareholders and certain other creditors of KPI.

The warrants issuable in connection with the merger will commence trading on a "when issued" basis today. The shares of Koger Equity will continue to trade on the American Stock Exchange under the symbol "KE" and the KE warrants will trade on the American Stock Exchange under the symbol "KE.WS.WI." State Street Bank and Trust Company will serve as the disbursing agent for the shares and warrants issuable in connection with the merger.

With the merger, Koger Equity now owns 219 office buildings containing approximately 7.9 million net rentable square feet, located in 16 markets in the Southeast and Southwest.


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